Exhibit 99.1

                                                      10100 Old Columbia Road

                                                      Columbia, Maryland 21046

News Release

For Release:	December 17, 2003	Contact:	Robert F. Shawver, EVP and CFO
Diane R. Brown, Investor Relations
(410) 312-5100 — www.duratekinc.com

DURATEK ANNOUNCES REPURCHASE OF CONVERTIBLE PREFERRED STOCK

                Columbia, MD – Duratek, Inc. (NASDAQ:DRTK) today announced that it has repurchased 151,467 shares of the Company’s 8% Cumulative Convertible Redeemable Preferred Stock held by investment partnerships controlled by The Carlyle Group, for $49.2 million in cash plus accrued and unpaid dividends of $2.4 million.  The purchase price was based on a purchase price of $9.74 per share of Common Stock.  Each share of Convertible Preferred Stock is convertible into 33.333 shares of the Company’s Common Stock.  There were 157,472 shares of Convertible Preferred Stock outstanding prior to this repurchase transaction.

                “This recapitalization is a major, positive step forward in Duratek’s development,” said Robert Prince, President and Chief Executive Officer. “It simplifies the Company’s capital structure, enhancing our ability to attract capital.  This transaction should also eliminate any market uncertainty associated with the potential conversion of the Convertible Preferred Stock and the sale of the underlying Common Stock by The Carlyle Group.”

                “The transaction makes good financial sense for the Company and its stockholders,” Mr. Prince added. “It improves the Company’s near-term cash flow by significantly reducing the dividends on the Convertible Preferred Stock and replacing them with lower cost debt capital.”

                Following this recapitalization, affiliates of The Carlyle Group collectively remain the Company’s largest stockholder with approximately 23% of the Company’s outstanding Common Stock. Daniel A. D’Aniello, Co-Founder and Managing Director of The Carlyle Group, said, “Carlyle has been a Duratek investor since 1995.  The Company has shown great versatility and resilience over the years, and has a well-earned reputation in the nuclear remediation industry.   This transaction has been structured to allow Carlyle investors to realize a fair return on a portion of their investment, while allowing them to participate in any potential future share price appreciation.”

                The Company financed the purchase of the Convertible Preferred Stock principally from borrowings under a new credit facility.  The new credit facility of $145 million consists of a $30 million revolving line of credit to fund working capital requirements and a $115 million term loan to refinance existing indebtedness and to finance the repurchase of the Convertible Preferred Stock.  The new credit facility is secured by substantially all of the assets of the Company and its direct and indirect subsidiaries.  Credit Lyonnais New York Branch acted as the administrative agent, book manager and lead arranger of this new credit facility.

                As a result of the repurchase transaction, the Company will recognize, in accordance with Statement of Financial Accounting Standards No. 84, Induced Conversions of Convertible Debt, a charge of approximately $36.5 million, which represents the differential between the book value of the Convertible Preferred Stock being repurchased and the price at which it was redeemed, and related transaction costs.  Additionally, the Company will recognize a non-cash charge of approximately $1.6 million after income taxes associated with the write-off of the unamortized deferred financing costs that the Company incurred in June 2000 in connection with the establishment of the prior credit facility.  These charges will result in a charge to net income attributable to common stockholders of approximately $2.81 per share.  These charges will be recognized in the current period.

                Robert F. Shawver, Executive Vice President and CFO added, “The solid results from operations and cash flows generated combined with the current attractive debt financing market have made this transaction possible.  Diluted shares are reduced by 26%.  In addition, the Company’s cost of capital is significantly lower, which we believe is a real advantage to the Company and its stockholders.”

                Duratek will be holding a conference call today at 1:00 p.m. eastern time to discuss this release.  The call in number is 1-800-915-4836 or you may listen by webcast at www.duratekinc.com.  A replay of the call will be available by 3:00 p.m. eastern time at 1-800-428-6051, pin code 319957 through December 24, 2003.

                Duratek provides safe, secure radioactive materials disposition.

                Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek’s actual results to be materially different from any future results expressed or implied by these statements.  Such factors include the following: the Company’s ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S.  Department of Energy for the cleanup of waste sites administered by it; the Company’s ability to integrate acquired companies; the acceptance and implementation of the Company’s waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company’s SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.